Exhibit 99.1

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q1 2009 Results

•	Revenues of $1.52 billion, up 21% from Q1 2008
•	Net income of $39.0 million, up 55% from Q1 2008
•	Diluted EPS of $0.80 compared to $0.91 for Q1 2008; $0.76 for Q1 2008 on a pro forma basis including Tutor-Saliba
•	Maintains diluted EPS guidance for full year 2009 at $2.60 to $2.80

Framingham, MA – May 7, 2009 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the first quarter ended March 31, 2009.

First Quarter Results

Net income was $39.0 million for the first quarter of 2009, as compared to net income of $25.2 million for the first quarter of 2008. Diluted earnings per common share were $0.80 for the first quarter of 2009, as compared to $0.91 for the first quarter of 2008. On a pro forma basis, including Tutor-Saliba which merged with the Company in September 2008, net income and diluted earnings per common share would have been $38.5 million and $0.76, respectively, for the first quarter of 2008.

Revenues from construction operations were $1.52 billion for the first quarter of 2009, compared to revenues of $1.26 billion for the first quarter of 2008. The increase in revenues is primarily due to the addition of Tutor-Saliba. The first quarter of 2009 operating results also include the addition of Keating Building Corporation, which was acquired on January 15, 2009.

Backlog at $5.8 billion

The backlog of uncompleted construction work at March 31, 2009 was $5.8 billion, a decrease of $851 million from the $6.7 billion backlog reported at December 31, 2008. The March 31, 2009 backlog includes approximately $475 million of backlog due to the acquisition of Keating. The decrease in backlog reflects the normal completion of work under contract for the period and reduced level of new work acquired as a result of the challenging economic environment, which has caused some customers to delay the start of new construction projects. The Company is targeting a number of attractive civil infrastructure projects to bid which could be awarded in the balance of this year.

Financial Condition Remains Strong in 2009

At March 31, 2009, working capital was $355.2 million, an increase of $130.2 million from $225.0 million at December 31, 2008. The increase was primarily due to borrowings made by the Company under its revolving credit facility in 2009. The Company has $121.3 million available to borrow under its credit facilities. The Company believes its financial position and credit arrangements are sufficient to support the Company’s substantial backlog.

Outlook

The Company is re-affirming its existing guidance for 2009 revenues in the estimated range of $5.5 to $6 billion and diluted earnings per common share in the estimated range of $2.60 to $2.80 per share.

Ronald Tutor, Chairman and CEO, stated “The Company is very well positioned to capture civil infrastructure projects in our core geographic markets. We expect to begin adding to our backlog in the second half of this year with a greater mix of higher margin civil projects. Our building business continues to perform at a high level and is poised to acquire new work when the market opens up. And finally, Management Services continues to deliver outstanding results with our work in Iraq and Guam.”

1st Quarter Conference Call

The Company will host a conference call at 4:30 PM Eastern Time on Thursday, May 7, 2009, to discuss the Company’s first quarter 2009 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 788-0547 and enter the pass code 32044941. International callers should dial (857) 350-1685 and enter the pass code 32044941.

If you are unable to participate in the call at this time, a replay will be available on Thursday, May 7, 2009 at 7:30 PM Eastern Time, through Thursday, May 14, 2009 at midnight Eastern Time. To access the replay dial (888) 286-8010 and enter the conference ID number 49780017. International callers should dial (617) 801-6888 and enter the same conference ID number 49780017.

About Perini Corporation

Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement, steel erection, and electrical and mechanical, plumbing and HVAC. We are known for our hospitality and gaming industry projects, municipal offices, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the current global financial crisis and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; the Company's ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the ability to realize the expected synergies resulting from the merger with Tutor-Saliba in the amounts and in the timeframe anticipated; and the ability to integrate Tutor-Saliba’s businesses into those of Perini in a timely and cost-efficient manner. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Perini Corporation (NYSE) Summary of Consolidated Operations (Unaudited) (In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008
Revenues:
Building	$ 1,342,937	$ 1,163,020
Civil	89,345	60,156
Management Services	86,000	33,160
TOTAL REVENUES	$ 1,518,282	$ 1,256,336

Gross profit	$ 106,910	$ 66,562
General and administrative expenses	44,276	27,599
Income from construction operations	62,634	38,963
Other income, net	1,266	1,505
Interest expense	(1,230)	(355)
Income before income taxes	62,670	40,113
Provision for income taxes	(23,689)	(14,960)
NET INCOME	$ 38,981	$ 25,153

BASIC EARNINGS PER COMMON SHARE	$ 0.80	$ 0.93

DILUTED EARNINGS PER COMMON SHARE	$ 0.80	$ 0.91

Weighted average common shares outstanding:
Basic	48,514	27,145
Effect of dilutive stock options and
restricted stock units outstanding	505	508
Diluted	49,019	27,653

Selected Balance Sheet Data

(Unaudited)

(In Thousands of Dollars)

	March 31,	December 31,
	2009	2008
Total assets	$ 3,271,868	$ 3,073,078
Working capital	$ 355,226	$ 225,049
Long-term debt, less current maturities	$ 190,641	$ 61,580
Stockholders' equity	$ 1,178,817	$ 1,138,226

Perini Corporation (NYSE)
Table 1
Comparison of Reported Revenues, Net Income and Earnings per Share to
Pro Forma Revenues, Net Income and Earnings per Share (a)
(Unaudited)
(In thousands of dollars, except per share data)

For the Three Months Ended March 31, 2008
	Actual, as reported	Pro forma (a)

Revenues	$ 1,256,336	$ 1,640,186

Net income	$ 25,153	$ 38,526

Basic earnings per common share	$ 0.93	$ 0.77

Diluted earnings per common share	$ 0.91	$ 0.76

Weighted average common shares outstanding:
Basic	27,145	50,132

Diluted	27,653	50,640

(a) The unaudited pro forma summary financial information is based on our historical financial statements for the three months ended March 31, 2008, giving effect to the merger with Tutor-Saliba as if it had been completed on January 1, 2007. The pro forma operating results reflect the updated estimated allocation of the purchase price that was used to prepare our financial statements as of and for the year ended December 31, 2008, and that will be reflected in the financial statements included with our Form 10-Q for the three months ended March 31, 2009 that we intend to file later this week.  This unaudited pro forma summary financial information is presented for informational purposes only and is based on certain assumptions that we believe are reasonable, and does not purport to represent our results of operations had the merger been completed on January 1, 2007, nor is it necessarily indicative of future results of operations.

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
or
Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer